Registration No. 33-84894
                                                                Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1995

                     MLCC MORTGAGE INVESTORS, INC., Seller
                ML Home Equity Loan Pass-Through Certificates,
                            Series 1995-2, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer

     On October 31, 1995, the ML Home Equity Loan Trust 1995-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1995-2 (the "Certificates") in an original aggregate principal amount of approximately $376,876,403. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-30 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                     Mortgage Loan Delinquency Experience
                            (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------------------
                                    1994            1995            1996            1997            1998            1999
                                --------------  --------------  --------------  --------------  --------------  --------------
Number of revolving credit
  line loans serviced........          15,598          25,056          28,368          31,395          30,571          31,517
Aggregate loan balance of
  Revolving credit line
  loans serviced.............      $1,079,693      $1,293,483      $1,353,800      $1,387,217      $1,191,938      $1,202,594
Loan balance of revolving
  credit line loans 2 months
  delinquent.................      $    5,358      $    8,447      $    8,292      $    5,450      $    6,634      $    6,427
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $   22,989      $   33,763      $   39,508      $   44,104      $   31,348      $   22,863
Total of 2 months or more
  Delinquent as a percentage
  of aggregate loan
  balance of revolving
  credit line loans..........           2.63%           3.26%           3.53%           3.57%           3.19%           2.44%



                                               Mortgage Loan Loss Experience
                                                  (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395         30,571         31,517
Aggregate loan balance of
  Revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217    $ 1,191,938    $ 1,202,594
For the Period:
  Gross Charge-offs
    Dollars..................    $    1,118   $    3,700    $    1,860   $    4,269    $     2,756    $     4,445
  Percentage(1)..............         0.10%        0.29%         0.14%        0.31%          0.23%          0.37%
______________
       (1) As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Cut-off Date Trust Balances of Mortgage Loans" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-21 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Loan Balances of the Mortgage Loans:


           Trust Balances of Mortgage Loans as of December 31, 1999

                                        Number of Mortgage                                    % of Pool by Trust
     Range of Trust Balances           Loans Trust Balance                Trust Balance             Balance
----------------------------------   -----------------------             ----------------     ------------------
$4,999.99 or lower                              471                      $    995,003.37             2.26%
5,000-9,999.99                                  244                         1,755,061.30             3.98%
10,000-14,999.99                                156                         1,894,086.81             4.30%
15,000-19,999.99                                 97                         1,694,405.03             3.85%
20,000-24,999.99                                 85                         1,891,011.10             4.29%
25,000-29,999.99                                 62                         1,700,340.01             3.86%
30,000-34,999.99                                 47                         1,519,359.00             3.45%
35,000-39,999.99                                 52                         1,934,270.56             4.39%
40,000-44,999.99                                 37                         1,557,848.89             3.54%
45,000-49,999.99                                 27                         1,295,587.53             2.94%
50,000-54,999.99                                 16                           829,761.63             1.88%
55,000-59,999.99                                 16                           911,751.94             2.07%
60,000-64,999.99                                 19                         1,188,694.12             2.70%
65,000-69,999.99                                 20                         1,358,214.61             3.08%
70,000-74,999.99                                 14                         1,017,788.29             2.31%
75,000-99,999.99                                 28                         2,394,389.14             5.43%
100,000-149,999.99                               48                         5,648,517.90            12.82%
150,000-199,999.99                               19                         3,414,019.62             7.75%
200,000-249,999.99                                9                         1,964,685.83             4.46%
250,000-299,999.99                                8                         2,205,057.27             5.00%
300,000-349,999.99                                4                         1,265,990.37             2.87%
350,000-399,999.99                                1                           384,994.92             0.87%
400,000-449,999.99                                2                           848,075.39             1.92%
500,000-549,999.99                                1                           549,582.25             1.25%
650,000-699,999.99                                1                           684,599.81             1.55%
700,000-749,999.99                                1                           749,520.23             1.70%
900,000-999,999.99                                1                           963,370.66             2.19%
1,400,000-1,499,999.99                            1                         1,450,704.36             3.29%
                                     -----------------------             ---------------    --------------------
TOTALS                                        1,487                      $ 44,066,691.94            100.00%
                                     =======================             ===============    ====================


                                               --------------------



                The date of this Supplement is March 31, 2000.